Exhibit 16.1

December 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Change in Certifying Accountant—Plante & Moran, PLLC” in Solid Power, Inc.’s Registration Statement on Form S-1 filed on or about the date hereof (the “Registration Statement”) and have the following comments:

1.	We agree with the statements concerning our Firm in such section of the Registration Statement; and
2.	We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph of such section of the Registration Statement.

Yours truly,

Plante Moran, PLLC
Denver, Colorado